Exhibit 10.21

[Graphic]

February 27, 2009

Mr. William Ross
1 Portofino Drive
Unit 907
Pensacola Beach, FL 32561

Dear Bill:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from BioHorizons, Inc. (the “Company”).  Payment of the Separation Pay described below is contingent on your agreement to and compliance with the terms of this Agreement.  Neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company.

1.             Separation of Employment.  Your employment with the Company will terminate on February 28, 2009 (the “Separation Date”).  You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee of the Company.

2.             Separation Pay and Benefits.

In exchange for the mutual promises set forth in this Agreement, and provided you do not revoke this Agreement, which you are entitled to do, and which is explained in Section 4 below, the Company agrees to provide you with $106,440 in Separation Pay.  The Separation Pay will be paid to you in twelve (12) equal bi-monthly installments of $8,870.00, less all applicable federal, state, local and other employment-related deductions, in accordance with the Company’s regular payroll.  Payments shall begin on the next regular pay date after this Agreement becomes effective, which is seven days after you sign it.

By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budge Reconciliation Act of 1985 (COBRA) or applicable state law.  You will receive your COBRA notice under separate cover.  Provided that you make a timely election under COBRA, the Company agrees to make the first six (6) months premium payments on your behalf. Thereafter, you will be solely responsible for all future premium payments.  If you do not elect COBRA, your health insurance will terminate on February 28, 2009.  All other company benefits shall cease on your Separation Date.

You acknowledge that except for the specific financial consideration set forth in this Agreement (specifically including the matters set forth in this Section 2 as well as Section 3), your final wages and your accrued but unused vacation, which shall be paid to you in accordance with the Company’s regular payroll practices and applicable law, COBRA payments , $50,000 life insurance premium and flexible spending account contributions which shall continue for six months after your Separation Date, you are not now and shall not in the future be entitled to any other compensation from the Company for the period after the Separation Date including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit, it being that both parties hereby terminate any other agreement or obligation between them.

3.             Equity.  Company agrees to vest (i.e., waive its right to repurchase) the remaining 33,333 shares of the 100,000 shares of common stock of BioHorizons, Inc. (formerly known as HEALTHPOINTCAPITAL Dental Holdings, Inc.) (“Parent”) held by you.  You will have full ownership of all 100,000 shares and agree that such shares shall remain subject to the Stockholders’ Agreement dated August 21, 2006 between Parent and its stockholders. You and the Company acknowledge and agree that in addition to such shares, you own 60,000 shares of common stock of BioHorizons Implant Systems, Inc. (“BHIS”) which are subject to the terms of BHIS’s 2000 Stock Grant and Option Plan, Stock Option Agreements between you and BHIS dated June 5, 2000 and March 20, 2002 and the Amendment to Stock Option Agreement(s) dated on or about August 21, 2006.

4.             Confidentiality.

i.              You expressly acknowledge and agree that you promptly will return to the Company all Company documents (and destroy any copies thereof) and property.  Further, you agree that you will abide by an all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

ii.             Both parties expressly acknowledge and agree that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for this Agreement, shall be held confidential by each of us and shall not be publicized or disclosed by any person (other than an immediate family member, officer, director, legal counsel, employees required for processing of payments listed herein or financial advisor), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit either of us from participating in an investigation with a state or federal agency if requested by the agency to do so;

iii.            You expressly acknowledge and agree that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct with could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).  The Company expressly acknowledges and agrees its officers and directors will not make disparaging remarks about or adverse to you or your professional or personal character or abilities.

iv.            That you will make yourself available to the Company for six months post-Separation Date either by telephone or, if the Company believes necessary, in person upon reasonable notice at reasonable normal business hours, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company prior to the Separation Date;

v.             That the Company, upon request by any third party, will give its highest recommendation for employment for you; and

vi.            That a breach of this Section shall constitute a material breach of this Agreement.

5.             Release of Claims.

You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company,(1) whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney fees and any other costs) against the Company, for any alleged action, inaction or circumstances existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including without limitation.

**                                  Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under: the Alabama Age Discrimination Act, the Alabama Wage Payment Act, Title VII of the Civil Rights Acts of 1964, 42 U.S.C. §2000 et seq.; the Civil Rights Act of 1866, 42 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act, 29 U.S.C. §626; the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42, U.S.C. §12101 et seq.; and applicable state statutes and/or regulations; any other local ordinances and/or statutes; and Executive Order 11246.

(1)   For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

**                                  Claims under any state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budge Reconciliation Act of 1985 (“COBRA”) and any similar state statute.

**                                  Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**                                  Any other Claim arising under state or federal law.

**                                  Any and all Claims for additional commissions, expenses, compensation or damages of any kind other than the Separation Pay provided for by this Agreement; and any and all Claims for attorney’s fees and costs.

The Company hereby agrees and acknowledges that by signing this Agreement and paying the Separation Pay, and for other good and valuable consideration, it is waiving its right to assert any and all forms of legal claims against you, whether known or unknown, arising from the beginning of time through the Execution Date.  Except as set forth below, the Company’s waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against you seeking any form of relief including, without limitation equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages any other form of monetary recovery whatsoever (including without limitation, compensatory damages, punitive damages, attorney fees and any other costs) against you, for any alleged action, inaction or circumstances existing or arising through the Execution Date.

The Company agrees to maintain directors & officers liability insurance in an amount not less than $5,000,000 together with employment practices coverage in an amount not less than $5,000,000 and fiduciary coverage in an amount not less than $2,000,000 such coverage with a company licensed by the state of Alabama to provide such insurance, to name you as a covered person, to provide you with evidence of same within 5 days after written request of proof of coverage and to require notice to you of termination not less than 30 days prior to any termination.  In addition, in accordance with the terms of our directors & officers policy, the Company does hereby indemnify and hold you harmless from all damages, liability, costs and expenses arising from any acts and omissions taken in your capacity as an officer and employee of the Company, its subsidiaries and affiliates, and shall defend you from any and all such claims at its expense allowing you legal counsel mutually agreed upon by you and the Company.

Notwithstanding the foregoing paragraphs, this Section 5 does not release either party from any obligation expressly set forth in this Agreement.  Both parties further acknowledge and agree that this Release of Claims does not waive any rights or claims for actions that may occur after this Agreement is signed and becomes effective, which is seven days following your execution of the Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to me at:  BioHorizons, 2300 Riverchase Center, Birmingham, AL 35244.

You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to me at the Company.  The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of the Federal Discrimination Laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC.  Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

6.             Entire Agreement/Modification/Waiver/Choice of Law/Enforceability.

This Agreement supersedes any and all other prior oral and/or written agreements, sets forth the entire agreement between you and the Company, and shall be binding on and inure to the benefit of the parties, their legal representatives, assigns, parents, subsidiaries, successors and all who succeed to their rights.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.  This Agreement shall be deemed to have been made in the State of Alabama, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the State of Alabama without giving effect to conflict of law principles.  Both parties further agree that any action, demand, claim or counterclaim shall be brought in a court located in the State of Alabama, Shelby County.

The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full. Notwithstanding the foregoing and without waiving any rights to appeal, the invalid or unenforceable provision shall, if possible, be replaced by a valid and enforceable provision that most closely approximates the intention of the Parties.

By executing this Agreement, you are acknowledging that:  (1) you have carefully read and understand the terms and effects of this Agreement, including Section 4 entitled Release of Claims; (2) you understand that the Release of Claims in Section 4 is legally binding and by signing this Agreement, you give up certain rights, including rights and claims under the Age Discrimination in Employment Act; (3) you have been afforded up to 21 days to understand the terms and effects of this Agreement; (4) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (5) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to me within 21 days.

Sincerely,

BioHorizons Implant Systems, Inc.

		By:	Andrea G. McCaskey

		Its:	Vice President, Human Resources

		Signature:	/S/ Andrea G. McCaskey

		Date executed by Company:	02/27/09

Confirmed, Agreed and Acknowledged:

/S/ William Ross
WILLIAM ROSS

Dated:	02/27/09